Exhibit 99.7

Morison LC ADVISORY
Diversity Shapes Excellence

MORISON LC ADVISORY SDN. BHD. 202301049067 (1542981D)
Level 11 - 01, Uptown No.3, Jalan SS 21/39, Damansara Utama,
47400 Bandar Petaling Jaya, Selangor.
+603 7491 4419

Date: 25 April 2025

Alps Global Holding Pubco
Globalink Investment Inc.
Alps Life Sciences Inc.

Dear Sirs,

RE: CONSENT LETTER

We hereby consent to (i) references to our name, (ii) inclusion of information and data contained in our fairness opinion dated 25 April 2025, (iii) citation of the fairness opinion, in this Prospectus constituting a part of this Registration Statement on Form F-4. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement with the U.S. Securities and Exchange Commission.

Yours faithfully,
For and on behalf of

/s/ Alvin Foong Rong Yi

Morison LC Advisory Sdn. Bhd.
Name: Alvin Foong Rong Yi
Designation: Director